Exhibit 99.4

Explanation of Non-GAAP Measures
The information provided in this Form 8-K and exhibits includes measures which are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP").
We present certain financial measures that have been adjusted to exclude amounts related to the Walmart and Yamaha portfolios from the prior year periods presented, which we refer to as "Core" financial measures, in this Form 8-K and exhibits. These Core financial measures are not measures presented in accordance with GAAP. Given the sale of the Walmart and Yamaha portfolios which were completed in October 2019 and January 2020, respectively, we believe the presentation of certain Core financial measures is a more meaningful measure to investors of the Company's ongoing credit programs.
On January 1, 2020, the Company adopted ASU 2016-13, Financial Instruments-Credit Losses: Measurement of Credit Losses on Financial Instruments (“CECL”). For the initial year of adoption of the new accounting standard, we present what both our allowance for credit losses and allowance for credit losses as a percentage of our period-end loan receivables (“allowance coverage ratio”) would have been if the prior accounting guidance was still in effect. These measures are non-GAAP measures. We believe the presentation of these measures is meaningful to investors in providing comparability with the corresponding GAAP measures we report in prior year periods when the prior accounting guidance was effective.
In addition, we also present certain capital measures in this Form 8-K and exhibits. Our “fully-phased Tier 1 Capital and Credit Loss Reserve Ratio” is not required by regulators to be disclosed, and therefore is considered a non-GAAP measure. We believe this ratio is a useful measure to investors as it provides a meaningful measure of what the Company’s total loss absorption capacity would be if the transitional rules currently in effect, which permit the temporary deferral of the regulatory capital effects of CECL, were no longer available for us to apply.
We also present a measure we refer to as “tangible common equity” in this Form 8-K and exhibits. Tangible common equity itself is not a measure presented in accordance with GAAP. We believe tangible common equity is a more meaningful measure to investors of the net asset value of the Company.
The reconciliations of the above non-GAAP measures to the applicable comparable GAAP financial measure are included in the detailed financial tables included in Exhibit 99.2.